Exhibit 99.3

CONSENT OF DEUTSCHE BANK SECURITIES INC.

Board of Directors

Myriad Pharmaceuticals, Inc.

305 Chipeta Way

Salt Lake City, Utah 84108

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated December 17, 2009, to the Board of Directors of Myriad Pharmaceuticals, Inc. (“MPI”) as Annex B to the joint proxy statement/prospectus included in the Registration Statement of MPI on Form S-4 (the “Registration Statement”) relating to the proposed merger involving MPI and Javelin Pharmaceuticals, Inc., and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled “SUMMARY - Opinion of MPI’s Financial Advisor”, “THE MERGER - Background of the Merger,” “THE MERGER - MPI Reasons for the Merger” and “THE MERGER - Opinion of MPI’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Additionally, such consent does not cover any amendments to this Registration Statement.

DEUTSCHE BANK SECURITIES INC.

/s/ Deutsche Bank Securities Inc.
Date: February 12, 2010